Exhibit 2.01

Extractive Sector Transparency Measures Act - Annual Report

Reporting Entity Name	Silver Bull Resources, Inc.

Reporting Year	From	11/1/2022	To:	10/31/2023	Date Submitted	4/11/2024

Reporting Entity ESTMA Identification Number	E217800		Original Submission Amended Report

Other Subsidiaries Included (optional field)

Not Consolidated

Not Substituted

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity		Christopher Richards			Date	4/11/2024
Position Title			CFO

Extractive Sector Transparency Measures Act - Annual Report

Reporting Year	From:	11/1/2022	To:	10/31/2023
Reporting Name:	Silver Bull Resources, Inc.
Reporting Entity ESTMA Identification Number		E217800		Currency of the Report:	USD
Subsidiary Reporting Entities (if necessary)

Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Mexico	Government of Mexico	Secretariat of Economy			145,997					145,997	Fiscal year end FX rate Peso => USD 0.0551995

Additional Notes:
[1] Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).
[2] Optional field.
[3] When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.
[4] Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

Extractive Sector Transparency Measures Act - Annual Report

Reporting Year	From:	11/1/2022	To:	10/31/2023
Reporting Name:	Silver Bull Resources, Inc.
Reporting Entity ESTMA Identification Number		E217800		Currency of the Report:	USD
Subsidiary Reporting Entities (if necessary)

Payments by Project
Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
Mexico	Sierra Mojada Project			145,997					145,997	Fiscal year end FX rate Peso => USD 0.0551995

Additional Notes[3]:
[1] Enter the project that the payment is attributed to. Some payments may not be attributable to a specific project, and do not need to be disclosed in the "Payments by Project" table.
[2] When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.
[3] Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the "Additional Notes" row or the "Notes" column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.